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                                                                    EXHIBIT 99.2

                         LITHIUM TECHNOLOGY CORPORATION
                AND PACIFIC LITHIUM LIMITED SIGN MERGER AGREEMENT


For Immediate Release


                       LITHIUM TECHNOLOGY CORPORATION AND
                PACIFIC LITHIUM LIMITED SIGN MERGER AGREEMENT

PLYMOUTH MEETING, PENNSYLVANIA, JANUARY 20, 2000 - Lithium Technology Corporation ("LTC", "LTC") (OTC Bulletin Board LITH) and Pacific Lithium Limited
(PLL) of New Zealand announced today that they have signed the definitive merger agreement following approval by LTC's Board of Directors (see LTC Press Release of October 6, 1999). The merger is subject to the approval of the LTC shareholders, which will require the filing of a proxy statement with the S.E.C., and the approval of the PLL shareholders.

Under the terms of the transaction, LTC and PLL would merge into a new U.S. corporation - Ilion Technology Corporation - concurrent with an Initial Public Offering (IPO) and NASDAQ listing of Ilion, planned for later this year. The offering will be made only by means of a prospectus. At the time of the IPO, LTC's shareholders would exchange their LTC shares for 3,500,000 shares of Ilion stock on a pro-rata basis.

Since the original announcement in October, the merger transaction has been restructured as a tax free reorganization. According to the original terms, the merger would have occurred upon LTC shareholder approval and would have resulted in the transfer of all LTC assets to PLL in exchange for PLL stock, with the Ilion IPO occurring at a later date. Under the restructuring, transfer of assets and technology will occur simultaneously with the Ilion IPO.

Beginning in October 1999, and until the IPO, PLL has assumed responsibility for covering all of LTC's operating cash flow requirements. If the merger is not consummated for any reason, all cash advances from PLL to LTC will be converted into common stock and except in the event of a PLL default, warrants and certain licensing and security arrangements.

Ilion is expected to have a unique position in the lithium polymer battery markets, providing a proprietary vertical integration capability that will range from ultra high grade lithium materials to reinforced composite battery structures, high yield thin film manufacturing processes and lithium recycling. This blending of technologies, capabilities and people will enable the new company to become the low cost provider of high quality and high performance lithium polymer batteries. Targeted end user applications include the portable electronics market, particularly notebook computers and PDAs, as well at the rapidly emerging Hybrid Electric Vehicle (HEV) market.

From now until the IPO the two companies are operating as partners in pursuing lithium polymer battery opportunities worldwide, with LTC serving as full time exclusive consultants to PLL. According to Mr. Robin Johannink, PLL's Managing
Director: "The combination of PLL and LTC
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will serve as the catalyst for a wide range of new initiatives to secure a preeminent position in the global lithium polymer battery markets." LTC's Chairman & CEO, Mr. David J. Cade, said: "Approval by the LTC Board and signing of the formal merger agreement documents are critical steps in the process to execute the merger. We are confident that our shareholders will recognize the inherent value of uniting the two companies into a globally prominent new U.S. public corporation and will approve the merger."

PLL is an unlisted New Zealand public company with more than 600 shareholders and access to sources of capital in New Zealand, Australia, Japan, Singapore, and the U.S. It has exclusive licensing arrangements with the Massachusetts Institute of Technology and the National Research Council of Canada to commercialize proprietary electrode and electrolyte polymers. PLL is already a significant supplier of high quality battery-specific lithium carbonate to Japanese cathode and electrolyte suppliers. Furthermore PLL has developed and is sampling customers with patented high temperature stable, layered manganese cathode materials which should be ideally suited for both the HEV and portable applications markets. PLL's plant to commercially produce these cathode materials will be commissioned in early 2000. PLL's proprietary technology also includes the capability to reclaim and recycle lithium from depleted batteries.

Lithium Technology Corporation is in the late stages of developing and seeking to commercialize a new generation of high performance, solid state rechargeable lithium ion polymer batteries for portable electronics devices and other applications such as HEVs. LTC's pilot line production operations are regularly producing three generic sizes of thin flat cells, including a large 9 Ah cell (4"x8"x1/4"). The Company's patented and proprietary technology uses high performance fibers in composite battery structures and low cost continuous flow fiber web coating and laminating processes for manufacturing. These new batteries present a significant benefit to the end-user in terms of longer run times and thinner, flatter, lighter-weight form factors.

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially form anticipated results or other expectations expressed in these forward-looking statements.

CONTACT (USA):                            CONTACT (NZ):
David J. Cade                             Robin T. Johannink
Chairman and CEO                          Managing Director
Lithium Technology Corporation            Pacific Lithium Limited
Phone: (610) 940-6090                     Phone: 011-64-9-309-5221
Fax: (610) 940-6091                       Fax: 011-64-9-307-1749
E-mail: dcade@lithiumtech.com             E-mail: robin@pacificlithium.co.nz
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           ADVANCED SOLID STATE BATTERIES FOR TODAY AND TOMORROW(SM)